PMC COMMERCIAL TRUST AND SUPERTEL HOSPITALITY, INC.
                     ENTER INTO AGREEMENT AND PLAN OF MERGER



         Norfolk, Nebraska--June 4, 1998: PMC Commercial Trust (Amex: PCC) and Supertel Hospitality, Inc. (Nasdaq: SPPR) announced that they have entered into an Agreement and Plan of Merger pursuant to which Supertel will merge with and into PMC Commercial. The consideration to be paid by PMC Commercial would be 0.6 common shares of PMC Commercial (the "Common Shares") for each share of Supertel, subject to an adjustment in the event the average trading price of the Common Shares for the ten trading days ending five days before the respective shareholder meetings to approve the merger drops below $17.50 or increases above $24.00. The merger has been approved by the boards of both companies, but is subject to a number of conditions, including approval by the shareholders of PMC Commercial and the stockholders of Supertel.

         Additionally, the agreement provides that the stockholders of Supertel will receive a pre-closing dividend of certain of Supertel's earnings and profits which, if less than $3.00 per share of Supertel Common Stock, allows Supertel to terminate the agreement. The special dividend would be payable only if the merger occurs. The merger is expected to be consummated in September or October 1998.

         Under the agreement, PMC Commercial would acquire the hotel assets of Supertel in a transaction valued at approximately $134 million, including approximately $61 million of equity (based on the closing price of the PMC Commercial common shares on June 3, 1998) with the remainder consisting of the assumption of debt and/or cash.

         The 62 hotels (containing 4,453 rooms) acquired by PMC Commercial pursuant to the merger will be leased to Norfolk Hospitality Management Co. (the "Lessee"), an entity to be owned by certain officers and employees of Supertel. The Lessee will pay an annual base rent of $15,000,000 (including certain reserve requirements of $600,000) plus additional rent in the amount of 20% of every dollar of annual gross revenues in the excess of $42,000,000 and 25% of every dollar of gross revenues in excess of $50,000,000. The lease agreement has a five year initial term with options for additional two year terms.

         "The anticipated revenues from the hotels would allow PMC Commercial to continue growth while acquiring the benefits of property ownership. This acquisition allows continuity of present Supertel management. We are looking forward to a longtime relationship with the successful, proven management team from Supertel. The shareholders of both companies should be provided with an attractive dividend yield plus the possibility of capital appreciation on this investment. The possibility of appreciation of the 62 properties of Supertel and the 30 properties to be acquired from Amerihost Properties, Inc. announced two weeks ago adds an element of growth not previously available within the PMC Commercial Trust structure." said Andrew S. Rosemore, Chairman of the Board of Trust Managers of PMC Commercial.

         Paul J. Schulte, President and Chief Executive Officer of Supertel said, "The transaction between Supertel and PMC Commercial is in the best interests of the stockholders of Supertel and presents an opportunity for our respective shareholders to achieve long-term strategic and financial benefits." Supertel owns and operates limited-service motel properties under the Super 8, Comfort Inn and Wingate names. Supertel has 62 motels, primarily in the Midwest and Texas.


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         A registration statement relating to the securities to be issued in the merger will be filed with the Securities and Exchange Commission but has not yet been filed or become effective. The securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release should not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

         Statements made in this press release that are forward-looking in nature are intended to be "forward-looking statements" within the meaning of
Section 21E of the Securities Exchange Act of 1934 and may involve risk and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by Supertel and PMC Commercial with the Securities and Exchange Commission, including their Annual Reports on Form 10-K for the year ended December 31, 1997, which identifies significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.

     Contact: Troy M. Beatty, Chief Financial Officer of Supertel Hospitality, Inc., 402-371-2520.

     Contact: Barry N. Berlin, Chief Financial Officer of PMC Commercial Trust, 972-349-3200.
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